EXHIBIT 24

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Cahill as his or her true and lawful attorney-in-fact and agent, with full power of substitution and in his or her place and stead in any and all capacities, to sign a registration statement on Form S-8 with respect to MGP Ingredients, Inc.‘s Stock Incentive Plan of 2004 (including post effective amendments) to such registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises to perfect and complete such filing(s), as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Laidacker M. Seaberg	President (Principal	October 14, 2004
Laidacker M. Seaberg	Executive Officer) and Director

/s/ Brian Cahill	Vice President and Treasurer	October 14, 2004
Brian Cahill	(Principal Financial and
Accounting Officer)

/s/ Michael Braude	Director	October 14, 2004
Michael Braude

/s/ John E. Byom	Director	October 14, 2004
John E. Byom

/s/ Cloud L. Cray, Jr.	Director	October 14, 2004
Cloud L. Cray, Jr.

/s/ Michael R. Haverty	Director	October 14, 2004
Michael R. Haverty

/s/ Linda E. Miller	Director	October 14, 2004
Linda E. Miller

/s/ Randy M. Schrick	Director	October 14, 2004
Randy M. Schrick

/s/ Daryl R. Schaller	Director	October 14, 2004
Daryl R. Schaller

/s/ John R. Spiers	Director	October 14, 2004
John R. Spiers